Exhibit 4.4

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of June 15, 2012 (this “Supplemental Indenture”), among Blue Medical Supply, Inc., a corporation duly organized and existing under the laws of the State of Delaware (along with its successors and assigns, “Blue Medical”), Federal Medical Supplies, Inc., a corporation duly organized and existing under the laws of the State of Georgia (along with its successors and assigns, “Federal Medical”), Infolab, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (along with its successors and assigns, “Infolab”), Keltman Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Mississippi (along with its successors and assigns, “Keltman”), Rebel Distributors Corp., a corporation duly organized and existing under the laws of the State of California (along with its successors and assigns, “Rebel”) and World Medical Government Solutions, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (along with its successors and assigns, “World Medical”; and, together with Blue Medical, Federal Medical, Infolab, Keltman and Rebel, each a “New Guarantor” and collectively, the “New Guarantors”), PSS World Medical, Inc., a corporation duly organized and existing under the laws of the State of Florida (along with its successors and assigns, the “Parent”) and U.S. Bank National Association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Parent, the initial Guarantors named therein and the Trustee have heretofore become parties to an Indenture, dated as of February 24, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6.375% Senior Notes due 2022 of the Parent (the “Securities”);

WHEREAS, the New Guarantors undertake to execute and deliver to the Trustee this Supplemental Indenture pursuant to which each New Guarantor shall guarantee the Parent’s obligations under the Securities and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, the New Guarantors have entered into that certain Continuing Guaranty Agreement whereby the New Guarantors have guaranteed the “Obligations” under the Credit Agreement;

WHEREAS, pursuant to Section 4.18 of the Indenture, the New Guarantors are required to guarantee the Parent’s obligations thereunder;

WHEREAS, each New Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of each of the New Guarantors is dependent on the financial performance and condition of the Parent; and

WHEREAS, pursuant to Section 10.01(4) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Guarantor, the Parent and the Trustee mutually covenant and agree for the benefit of the Holders of the Securities as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all other Existing Guarantors and fully and unconditionally, to guarantee the Parent’s obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor. This Guarantee is subject to the subordination provisions of the Indenture.

3. Termination, Release and Discharge. Each New Guarantor’s Guarantee shall terminate and be of no further force or effect, and such New Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each New Guarantor’s Guarantee or any provision contained herein or in the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE TRUSTEE, THE PARENT AND EACH NEW GUARANTOR AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW GUARANTORS:

BLUE MEDICAL SUPPLY, INC.

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

FEDERAL MEDICAL SUPPLIES, INC.

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

INFOLAB, LLC

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

KELTMAN PHARMACEUTICALS, INC.

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

REBEL DISTRIBUTORS CORP.

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

WORLD MEDICAL GOVERNMENT SOLUTIONS, LLC

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

PARENT:

PSS WORLD MEDICAL, INC.

By:	/s/ David D. Klarner
Name:	David D. Klarner
Title:	Vice President and Treasurer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION NATIONAL ASSOCIATION, as Trustee

By:	/s/ Glenda Peterson
Name:	Glenda Peterson
Title:	Assistant Vice President